Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257817 and 333-237718) on Form S-8 of our report dated August 28, 2020, with respect to the consolidated and combined financial statements and financial statement schedule II of Madison Square Garden Entertainment Corp.

/s/ KPMG LLP

New York, New York
August 23, 2021